SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated July 9, 2013

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2013, two subsidiaries of Zale Corporation (collectively, “Zale”) entered into a Private Label Credit Card Program Agreement (the “ADS Agreement”) with Comenity Capital Bank (“CCB”), a wholly-owned subsidiary of Alliance Data Systems Corporation.

Under terms of the ADS Agreement, the private label card program will commence on October 1, 2015, following expiration on September 30, 2015, of a similar agreement (the “Citibank Agreement”) with Citibank (South Dakota), N.A. (“Citibank”).  In connection with the ADS Agreement, on July 9, 2013, Zale provided written notice of non-renewal to Citibank.

Pursuant to the ADS Agreement, beginning on October 1, 2015, but possibly sooner (the “ADS Program Commencement Date”), CCB will have the exclusive right, subject to certain special program participation provisions, to provide branded credit cards to customers of Zale in the United States.  Under the ADS Agreement, CCB will have the sole discretion to approve any credit application, and has agreed to use commercially reasonable efforts to meet certain performance metrics.  The ADS Agreement provides for Zale to pay CCB merchant fees associated with credit sales made under the agreement.

Beginning in Fiscal 2014, CCB will provide Zale with certain marketing, analytical and technical services designed to enhance revenues and will participate in the special program provisions authorized under the Citibank Agreement. In addition, Zale will receive a commencement payment of $38 million in July 2013 from CCB. The commencement payment will be amortized over the term of the ADS Agreement as a reduction of merchant fees beginning on the commencement date of the program.

The ADS Agreement has an initial term through the later of the seventh anniversary of the ADS Program Commencement Date or October 1, 2022, and automatically renews for successive two-year periods after the initial term in the absence of written notice by either party of non-renewal.  Under the ADS Agreement, if CCB meets certain performance metrics within the first three years of the program, CCB will have a 60-day option following the end of the third year of the program to extend the initial term by an additional two years.  The ADS Agreement can be terminated by either party upon certain breaches by the other party.  Following any termination, the ADS Agreement entitles Zale to purchase the credit card portfolio.  In the event Zale elects not to purchase the credit card portfolio, during the 24 month period following termination, Zale will be required to either comply with certain non-competition provisions or pay CCB certain monthly fees until the earlier of the end of the non-competition period or the liquidation of the portfolio.

Item 1.02 Termination of a Material Definitive Agreement.

 The information in the second paragraph of Item 1.01 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

		By:	/s/ THOMAS A. HAUBENSTRICKER
Thomas A. Haubenstricker
Senior Vice President,
Chief Financial Officer

Date:	July 10, 2013